EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-228257) pertaining to the registration of common stock issuable under the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated, the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan, the Rock-Tenn Company (SSCC) Equity Incentive Plan, the WestRock Company Amended and Restated 2016 Incentive Stock Plan, the Multi Packaging Solutions International Limited 2015 Incentive Award Plan, the WestRock Company Employee Stock Purchase Plan, the KapStone Paper and Packaging 2016 Incentive Plan, the KapStone Paper and Packaging 2014 Incentive Plan, and the KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan,
(2)
Registration Statement (Form S-8 No. 333-252597) pertaining to the WestRock Company 2020 Incentive Stock Plan,
(3)
Registration Statement (Form S-3ASR No. 333-262524) pertaining to the automatic shelf registration of debt securities of WRKCO Inc. (and guarantees thereof) and the automatic shelf registration of common stock, preferred stock, warrants, depositary shares, rights and units of WestRock Company (and guarantees thereof)
(4)
Registration Statement (Form S-8 No. 333-262525) pertaining to the WestRock Company 2020 Incentive Stock Plan
(5)
Registration Statement (Form S-8 No. 333-269559) pertaining to the WestRock Company 2016 and 2020 Incentive Stock Plans

of our reports dated November 17, 2023, with respect to the consolidated financial statements of WestRock Company and the effectiveness of internal control over financial reporting of WestRock Company included in this Annual Report (Form 10-K) of WestRock Company for the year ended September 30, 2023.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 17, 2023